Exhibit 5.1

U.S. Geothermal Inc.
1505 Tyrell Lane
Boise, Idaho 83706

Re: 12,560,561 Shares of Common Stock of U.S. Geothermal Inc.

Ladies and Gentlemen:

We have acted as counsel to U.S. Geothermal Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) relating to the resale by certain selling shareholders of the Company (the “Selling Shareholders”) of up to 12,560,561 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) which consists of 8,209,519 shares of common stock issued to certain Selling Shareholders in a private placement (the “Private Placement Shares”), 4,104,757 shares of common stock issuable upon exercise of warrants (the “Warrant Shares”), and 246,285 shares of common stock issuable upon exercise of compensation warrants issued to the private placement agents (the “Agent Warrant Shares”).

We have examined such documents and have reviewed such questions of law as we considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Common Stock will be sold as described in the Registration Statement.

Based on the foregoing, we are of the opinion that (i) the Private Placement Shares are validly issued, fully paid and nonassessable and (ii) the Warrant Shares and the Agent Warrant Shares issuable upon exercise of the warrants, upon issuance, delivery and payment therefore in accordance with the terms of the warrants, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the laws of the Delaware General Corporation Law, which includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting with the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission thereunder.

Dated: March 18, 2010

Very truly yours,

/s/ Dorsey & Whitney LLP